Exhibit 99.02

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the supplemental consolidated financial statements and the related notes included elsewhere in this report. This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements typically refer to future events or financial results, including statements in the future tense and statements indicating that "we believe," "we expect," "we anticipate" or "we intend" certain events may occur or certain trends may continue, that involve risks and uncertainties. Although these statements reflect the current judgment of our management, we can only base such statements on facts and factors that we currently know. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause those differences include those set forth under "Risk Factors."

Company Overview

We were incorporated in July 1994 as Onsale, Inc. and began auctioning products on the Internet in May 1995. For the period from July 1994 to December 31, 1995, our operating activities related primarily to recruiting personnel, purchasing operating assets, establishing vendor relationships and developing the computer infrastructure necessary to conduct live auctions on the Internet. During that period, we had total revenue of $140,000. We achieved profitability in the first quarter of 1996 and increased our total revenue and net income in each quarter of 1996. In early 1997 we expanded our operations and increased our staffing and marketing efforts, which resulted in higher operating expenses and net losses in 1997, 1998 and 1999. In January 1999 we introduced our Onsale atCost program, under which we sold computers and computer-related products at prices equal to the amount invoiced by our vendors, plus charges for transaction, payment processing and shipping fees, and taxes where appropriate.

In November 1999 we acquired Egghead.com, Inc. ("Old Egghead"). In connection with that merger we changed our name to Egghead.com, Inc. ("Egghead"). Old Egghead was based in Vancouver, Washington and had approximately 275 employees as of November 19, 1999. In connection with the merger we issued approximately 17.4 million shares of our common stock in exchange for all the outstanding shares of Old Egghead and converted outstanding options to purchase Old Egghead common stock into options to purchase approximately 1.4 million shares of our common stock.

Old Egghead began operations primarily as a traditional software retailer. The predecessor to Old Egghead was incorporated in Washington in 1983. By 1992, Old Egghead had over 200 retail store locations and had begun a direct mail division and a Corporate, Government and Educational Sales Division. In May 1996, Old Egghead sold its Corporate, Government and Educational Sales Division, and in February 1997 it closed 70 retail stores. In August 1997, Old Egghead acquired Surplus Software, Inc., which owned and operated two web sites and a direct mail division specializing in excess, closeout and refurbished computer related merchandise. In February 1998, Old Egghead closed its remaining retail stores and shifted its primary business emphasis to electronic commerce. Old Egghead's operations were integrated with our operations in November 1999.

The acquisition of Old Egghead is being accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to reflect our financial position and results of operations as if Old Egghead was our wholly-owned subsidiary for all periods presented. Old Egghead used a 52/53 week fiscal year that ended on the Saturday nearest March 31; for convenience, these fiscal years are referred to as "March 31." The restated financial statements combine the financial position of Old Egghead as of September 30, 1999 and March 31, 1999 and 1998 with our financial position as of September 30, 1999 and December 31, 1998 and 1997, respectively. Old Egghead's results of operations for the nine months ended September 30, 1999 and 1998 and the three fiscal years ended March 31, 1999 are combined with our historical results of operations for the nine months ended September 30, 1999 and 1998 and the three years ended December 31, 1998. The operations of Old Egghead for the three-month period ended March 31, 1999, resulting in net sales and a net loss of $42.3 and $12.8 million, respectively, have been included in the results of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998. The operations of Old Egghead for the three month period ended March 31, 1998, resulting in net sales and a net loss of $74.5 and $35.0 million, respectively, have been included in the results of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997. The following discussion relates to the supplementary consolidated financial statements of the combined company, Egghead.

Business Overview

We are an Internet retailer selling retail and wholesale goods to businesses, resellers and consumers. We sell merchandise online through our "superstore" and "auction and surplus" pages on our web site.

Superstores. Through the superstores, we offer businesses, resellers and consumers a broad selection of new, current-version computers and related products. Old Egghead operated its superstores from the first quarter of 1998, selling the products at a low margin. In January 1999 we introduced our superstore, Onsale atCost, where we sold products at prices equal to the amount invoiced by our vendors, plus charges for payment processing, shipping and handling and sales tax where appropriate.

Auctions and Surplus. Through auctions and surplus direct, we sell excess merchandise and services, including refurbished and close-out products. Merchandise and services that we offer on these web pages include computers and related products, sports and fitness equipment, consumer electronics, and vacation and travel packages. We also derive revenues from commissions on goods sold through our online auctions.

In addition, Old Egghead sold merchandise through retail stores and a catalog/mail-order division, until such operations were closed down in February 1998.

Results of Operations

The following table summarizes our selected results from continuing operations for the three years ended December 31, 1998 and the nine months ended September 30, 1999 and 1998. The operating results in any periods are not necessarily indicative of the results to be expected for any future period. Dollars and thousands.

                            Nine Months Ended September 30,
                         -----------------------------------
                               1999              1998                          Year Ended December 31,
                         ----------------- -----------------  -----------------------------------------------------
                           (unaudited)       (unaudited)             1998              1997              1996
                         ----------------- -----------------  ----------------- ----------------- -----------------
                          Amount      %     Amount      %      Amount      %     Amount      %     Amount      %
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
Revenue:
   Online                $360,198    97.7  $237,749    82.6   $352,491    98.9  $145,734    38.1   $13,981     3.7
   Retail                      -        -    47,502    16.5         -        -   231,724    60.7   358,786    95.7
   Commission and
      other                 8,468     2.3     2,664     0.9      3,981     1.1     4,602     1.2     2,217     0.6
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
      Total revenue      $368,666   100.0  $287,915   100.0   $356,472   100.0  $382,060   100.0  $374,984   100.0
                         ========= ======= ========= =======  ========= ======= ========= ======= ========= =======

Gross profit (loss):
   Online                  13,143     3.6    23,897    10.1     32,405     9.2    18,382    12.6     1,627    11.6
   Retail                      -        -    (3,337)   (7.0)        -        -    26,565    11.5    55,694    15.5
  Commission and other
     revenue                8,468   100.0     2,664   100.0      3,981   100.0     4,602   100.0     2,217   100.0
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
     Total gross profit    21,611     5.9    23,224     8.1     36,386    10.2    49,549    13.0    59,538    15.9
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------

Operating expenses:
  Sales and marketing      66,631    18.1    46,941    16.3     62,272    17.5    64,920    17.0    66,355    17.7
  General and
     administrative        15,291     4.1    15,391     5.3     18,783     5.3    17,262     4.5    15,587     4.2
  Engineering              11,176     3.0     7,728     2.7     11,821     3.3     7,700     2.0     9,534     2.5
  Goodwill amortization     1,289     0.3     1,280     0.4      1,708     0.5     1,009     0.3        -        -
  Merger costs                708     0.2        -        -         -        -        -        -        -        -
  Restructuring and
     impairment costs      (2,735)   (0.7)   19,500     6.8         -        -    19,500     5.1    15,597     4.2
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
     Total expenses        92,360    25.1    90,840    31.5     94,584    26.5   110,391    28.9   107,073    28.6
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
Loss from  operations     (70,749)  (19.2)  (67,616)  (23.5)   (58,198)  (16.3)  (60,842)  (15.9)  (47,535)  (12.7)

Equity in net loss of
   joint venture             (640)   (0.2)     (200)   (0.1)      (200)   (0.1)       -        -        -        -
Interest and other
  income, net               6,824     1.9     4,209     1.5      9,309     2.6     3,839     1.0     3,766     1.0
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
Loss from continuing
  operations before taxes (64,565)  (17.5)  (63,607)  (22.1)   (49,089)  (13.8)  (57,003)  (14.9)  (43,769)  (11.7)

Provision for income
  taxes                        -        -        -        -         -        -        -        -     4,831     1.3
                         --------- ------- --------- -------  --------- ------- --------- ------- --------- -------
Net loss from
  continuing operations  ($64,565)  (17.5) ($63,607)  (22.1)  ($49,089)  (13.8) ($57,003)  (14.9) ($48,600)  (13.0)
                         ========= ======= ========= =======  ========= ======= ========= ======= ========= =======

Revenue

Our revenue consists of online revenue, retail revenue through February 1998, and commission and other revenue. Online and retail revenue consists of sales of merchandise and services, net of returns. Online revenue represents sales of merchandise acquired on a purchase or consignment basis where we charge the customer's credit card and either we or the vendor ships the merchandise to the customer. Retail revenue represents sales through Old Egghead's traditional stores and catalog/mail order operations, which were closed in February 1998. Commission and other revenue consists of 1) commissions on auction sales of supplier's products where the supplier charges the customers credit card, maintains title to the inventory and ships the product and 2) advertising revenue from vendors and other businesses. For a more detailed description of our sources of revenue, the risks that we bear under each revenue model and the recognition of revenue for each, see note 1 of the notes to the supplementary consolidated financial statements.

Sources of Revenue Growth. Online revenue increased $206.8 million, or 141.9%, for the year ended 1998 compared with 1997, and $131.7 million, or 942.4%, for the year ended 1997 compared with 1996. The increases in online revenue from 1996 to 1998 were attributable primarily to the following factors: (1) growth of our online customer base due primarily to investments in marketing programs designed to promote and maintain awareness of our brand; (2) increases in the amounts and types of merchandise obtained from vendors for sale over our superstore and auction web pages, including increases in the categories and variety of products that we offer; (3) increased daily and weekly auctions; and (4) the introduction of new auction services such as Quick Buy and Express Auctions.

Online revenue for the nine months ended September 30, 1999 grew $122.4 million, or 51.5%, over the 1998 comparable period. This increase reflects the factors above and the opening of our Onsale atCost web site in January 1999.

Retail revenue decreased from 1996 to 1998 as Old Egghead closed 70 retail stores in February 1997 and its remaining retail stores in February 1998.

Commission and other revenue increased from 1996 to 1997 primarily due to increased advertising revenue. From 1997 to 1998, the increase in advertising revenue was offset by a decrease in Old Egghead's installation and other service commission revenues generated by its retail stores, which were being closed during the applicable period.

Constraints on Revenue Growth. From time to time, including in the fourth quarter of 1998, growth in online revenue has been constrained due to a limited supply of inventory available from our computer products vendors for our auction and surplus web pages. These supply constraints resulted in sales growth of 8.6% from the third quarter of 1998 to the fourth quarter of 1998, which was lower than the growth rates in previous quarters. We cannot assure you that product availability for our auctions and surplus web pages will improve in future quarters.

Superstores vs. Auctions and Surplus. For the nine months ended September 30, 1999, revenue from our online superstores constituted 32.7% of our total revenue, and revenue from our auctions and surplus web pages constituted 67.3% of our total revenue. For the comparable period in 1998, revenue from our superstores constituted 2.3% of our total revenue, revenue from our auctions and surplus web pages constituted 81.2% of our total revenue and revenue from Old Egghead's retail stores constituted 16.5% of our total revenue. The increase in superstore revenue as a percentage of total revenue was due to the opening of our Onsale atCost web site in January 1999 and an increase in sales in the Old Egghead superstore.

Gross Profit

Gross profit is total revenue minus cost of revenue. Cost of online revenue consists of the cost of the merchandise sold to customers, inventory reserve adjustments and net shipping (shipping and handling revenue minus shipping costs). Gross margin is gross profit as a percentage of revenue.

Gross margin for online revenue was 9.2%, 12.6% and 11.6%, respectively, for the years ended 1998, 1997 and 1996. The decrease in gross margin from 1997 to 1998 was primarily attributable to industry-wide pricing pressure related to both competitors' and vendors' pricing of computer products. Gross margin was lower in 1996 than in 1997 due to a one-time charge in 1996 of $130,000 related to our shift in contract warehouses. Gross margin for retail revenue decreased in connection with the closure of the retail stores.

Gross margin for the nine months ended September 30, 1999 and 1998 was 3.6% and 10.1%, respectively. This decrease reflects a general decrease in selling prices of computers and related merchandise, lower margins associated with auction and surplus direct merchandise and our introduction of the Onsale atCost web site in January 1999 (which sales generally produce lower margins than auction and surplus direct sales). The decrease in margins associated with auction merchandise resulted from our efforts to increase auction sales and market share by increasing the quantities of products available for bid at any one time, which tends to lower final sales prices. Additionally, we conducted an aggressive marketing campaign associated with Onsale atCost sales in which, for most of the second quarter, we waived fees charged for transaction processing and shipping and offered promotional pricing on specific products to compete with prices offered by our competitors.

We expect gross margin to continue to be low due to industry- wide competitive price pressure and due to our aggressive efforts to increase our market share. Some competitors are selling current-version goods that are in high demand at or below the cost of the products. We have responded to these competitive pressures by reducing the selling prices on some of our products. Generally, in an effort to increase our market share, we plan to enhance our customer service operations, continue to make promotional offerings, and extend credit to certain business customers. In addition, we may waive all or part of the shipping and handling fee for limited periods of time.

Operating Expenses

Our operating expenses as a percentage of revenue, excluding restructuring and impairment costs, were 26.5%, 23.8% and 24.4% for the years ended 1998, 1997 and 1996, respectively, and 25.8% and 24.8% for the nine months ended September 30, 1999 and 1998, respectively. Operating expenses prior to 1998 included the expense of operating the retail stores as well as the operating expenses related to the online portion of our business. Additionally, these expenses reflected the cost of operating two formerly separate businesses. We believe that our operating expenses, excluding one-time merger related costs, will decrease as a percentage of revenue due to the elimination of duplicate operations in the combined company. We do expect to maintain a high level of spending to expand our operations and promote our brand name.

Sales and Marketing. Sales and marketing expenses consist primarily of advertising expenditures, payroll and related expenses for sales, customer service, marketing and merchandise acquisition personnel, distribution and credit card processing costs.

Sales and marketing expenses as a percentage of revenue were 17.4%, 17.0% and 17.7% for the years ended 1998, 1997 and 1996, respectively. Sales and marketing expense in 1998 primarily reflects online advertising and sales and marketing personnel related to our online business. In 1997 and 1996, a significant portion of the sales and marketing expense consisted of advertising and personnel costs to support Old Egghead's retail stores.

For the nine months ended September 30, 1999 and 1998, sales and marketing expenses as a percentage of revenue were 18.1% and 16.3%, respectively. This increase was primarily attributable to increased spending on radio, print and online marketing and advertising programs, including marketing of our Onsale atCost site. Additionally, we expanded our customer service department during 1999.

We will continue to invest heavily in the marketing area to enhance our brand recognition through our marketing and advertising programs, although we expect sales and marketing expenses to decrease as we combine advertising dollars for a single combined company.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive, accounting and administrative personnel, bad debt expense, facilities expenses, recruiting and other general corporate expenses.

General and administrative expenses as a percentage of revenue were 5.3%, 4.5% and 4.2%, respectively, for the three years ended 1998, 1997 and 1996. The 1998 expense reflects increased hiring to support the online business for Old Egghead and Onsale. General and administrative expense in 1997 and 1996 includes expenses for personnel to support our online business and, for Old Egghead, significant expense to support its retail store business. General and administrative expenses as a percentage of revenue also increased because the online sales increase from 1997 to 1998 did not fully offset the decrease in retail store sales. In addition, in 1997, we established reserves for non- recurring potential expenses related to suppliers.

In 1997, Old Egghead reduced its ownership interest in its wholly-owned subsidiary, Elekom, to 26% and began using the equity method of accounting for that entity. The general and administrative expenses in 1997 included $2.2 million associated with Elekom prior to the reduction in ownership. The remaining interest in Elekom was sold in November 1998.

For the nine months ended September 30, 1999, general and administrative expenses as a percentage of revenue were 4.1% compared with 5.3% for the comparable period in 1998. This decrease was due to leveraging relatively fixed expenses with a higher volume of sales. We expect the dollar amount of general and administrative expenses to decrease in 2000 due to the elimination of duplicate operations in the combined company.

Engineering. Engineering expenses consist primarily of payroll and related expenses for engineering personnel and consultants who develop, enhance, manage, operate and monitor our web site and related systems, as well as related equipment costs.

Engineering expenses as a percentage of revenue were 3.3% in 1998, 2.0% in 1997 and 2.5% in 1996. The increase in engineering expense from 1997 to 1998 was primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of our web sites and related systems, especially as Old Egghead moved from a retail store to an online operation. Engineering expenses in 1996 were primarily related to the Old Egghead retail division, which were decreased significantly in 1997 due to the closing of the retail stores.

For the nine months ended September 30, 1999 and 1998, engineering expenses, as a percentage of revenue, were 3.0% and 2.7%, respectively. This increase reflects Old Egghead's shift into the online sales format.

Prior to 1998, all engineering costs were expensed as incurred. In 1998, we adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") and, accordingly, capitalized certain engineering costs related to internally developed software. For the first nine months of 1999 we capitalized approximately $5.0 million of software of which $1.8 million was related to engineering costs for internally developed software. During 1998, we capitalized approximately $6.2 million of software of which $3.6 million was related to internally developed software.

We expect the dollar amount of engineering expenses to remain relatively constant in 2000 and to increase over time as we add staff to maintain, enhance and modify our web site and other systems.

Restructuring and Impairment Charges. In the first calendar quarter of 1999, Old Egghead announced plans to move the remaining headquarters functions from Liberty Lake, Washington to Vancouver, Washington and recorded a restructuring charge of approximately $890,000 related to the move. This restructuring charge was offset by a reduction of approximately the same amount in 1997 restructuring reserves. The obligations were substantially settled by the end of 1999.

The 1997 restructuring and impairment charges were related to the closure of the remaining stores in Old Egghead's retail store network, a significant reduction in headquarters staff and the closure of the Sacramento distribution center. Overall, these charges totaled $37.6 million before income taxes, and consisted of $17.1 million for retail lease terminations and related fixed asset disposals, $10.0 million for store close-out operating costs, $6.2 million for the liquidation of inventory, $2.1 million for closure of the Sacramento distribution facility and $2.2 million for severance, fixed asset disposals and other miscellaneous expenses related to the reduction of the headquarters operations. These charges were recorded as a $6.2 million charge to gross profit, a $6.4 million charge to selling and marketing expenses, a $516,000 charge to general and administrative expenses and a $24.5 million charge to restructuring and impairment charges. The $24.5 million 1997 restructuring and impairment charge was partially offset by a reduction of $5.0 million in 1996 restructuring and impairment reserves.

The 1996 restructuring and impairment charges were related to the closure of 70 retail stores. Overall, these charges totaled $24.0 million before income taxes, and consisted of $6.2 million for the liquidation of inventory, $5.8 million for settlement of store and warehouse leases, $4.4 million for fixed asset dispositions and miscellaneous expenses, $3.3 million in store closing costs and related fixed asset dispositions, $1.0 million for the impairment and disposition of real estate and $3.3 million for severance and related benefits. These charges were recorded as a $6.2 million charge to gross profit, a $1.8 million charge to selling and marketing expenses, a $326,000 charge to general and administrative expenses and a $15.6 million charge to restructuring and impairment charges. See note 12 of the notes to the supplementary consolidated financial statements

For the nine months ended September 30, 1999, restructuring income reflected the change in management's estimate of costs remaining to complete the closure of Old Egghead's retail network, which is substantially complete. These changes in estimates primarily related to the resolution of certain lease obligations for former retail facilities.

Equity in Net Loss of Joint Venture

On May 15, 1998, we entered into a joint venture agreement with Softbank Corporation to perform on-line auctions for the Japanese market, resulting in the formation of Onsale Japan K.K., which commenced operations in the third quarter of 1998. We own a 40% interest in the joint venture and account for our interest using the equity method of accounting. Accordingly, we recognize our share of net profits or losses of the joint venture as an adjustment to our initial investment amount. Our share of the net loss of the joint venture was $200,000 during 1998.

For the nine months ended September 30, 1999, our share of the net loss of the joint venture was $640,000. There were no losses for the comparable period in 1998 since Onsale Japan was not conducting business during that period.

Interest and Other Income, Net

Our interest and other income, net, was $9.3, $3.8 and $3.8 million in 1998, 1997 and 1996, respectively. The increase from 1997 to 1998 was primarily due to a gain of $3.3 million from the sale of all of Old Egghead's equity interest in Elekom Corporation in November 1998, and increased cash balances resulting from the initial public offering of Onsale common stock in April 1997, which resulted in net proceeds of approximately $14.8 million, and the secondary offering of Onsale common stock in October 1997, which resulted in net proceeds of approximately $45.1 million.

For the nine months ended September 30, 1999, interest and other income, net was $6.8 million, compared with $4.2 million for the comparable period in 1998. The increase was primarily attributable to higher cash balances due to the secondary offering of Old Egghead common stock in March 1999, which resulted in net proceeds of approximately $72.9 million, partially offset by decreased cash balances resulting from increased purchases of merchandise inventory and net losses.

Income Taxes

We had net losses in 1999, 1998 and 1997, and therefore we did not record any provision for income taxes in those years. For 1996, we had a loss from continuing operations of $43.8 million before income taxes, but we recorded a provision for income taxes of $4.8 million. The $4.8 million income tax provision in 1996 primarily reflects the adjustment of a deferred tax valuation allowance in accordance with SFAS 109, for the unlikely realization of previously recorded deferred tax assets.

Discontinued Operations

All results of operations of the Corporate, Government and Educational Sales Division are reported as discontinued operations. Expenses included in the results of the discontinued operations reflect only those activities directly related to the Corporate, Government and Educational Sales Division.

Income from operations of the Corporate, Government and Educational Sales Division during 1997 reflects final adjustments on the settlement and disposition of this division's related liabilities and assets of $4.3 million. Gain on the disposition of discontinued operations during 1996 was $36.5 million ($22.3 million after tax). The sales price for this division was $45.0 million in cash, excluding accounts receivable, which were collected during 1996. The reported gain is net of fixed assets and lease write-offs of $1.2 million, transaction, legal and accounting fees of $2.0 million, transition period employment costs of $1.8 million and costs of $3.4 million related to the fulfillment of post-sale obligations.

Loss from discontinued operations was $20.1 million ($12.3 million net of tax) during 1996. The major components of the loss were inventory write-offs of $6.9 million, accounts receivable write-offs of $5.1 million, fixed asset dispositions and equipment lease buyouts of $3.2 million, warehouse closing costs of $1.9 million and operating losses, severance and other costs of $3.0 million. See note 14 of the notes to the supplementary consolidated financial statements.

Liquidity and Capital Resources

Cash Inflows and Outflows

Financing Activities. Net cash provided by financing activities of approximately $92.2 million in 1998 primarily consists of the issuance of Old Egghead common stock in a secondary public offering in March 1999, which resulted in net proceeds of approximately $72.9 million and proceeds from stock issuances under our stock option and employee stock purchase plans of approximately $19.9 million. Net cash provided by financing activities of approximately $59.9 million in 1997 resulted primarily from net proceeds of $59.9 million from the initial and secondary public offerings of Onsale common stock, $1.9 million from issuance of Series B preferred stock pursuant to exercise of warrants of $4.1 million received from stock issuances under our stock option and employee stock purchase plans, partially offset by cash used to pay $6.0 million of notes payable relating to the Surplus Direct acquisition. Net cash provided by financing activities of approximately $2.2 million in 1996 resulted primarily from the sale of Onsale Series A Preferred Stock and certain warrants to a venture capital group.

For the nine months ended September 30, 1999 and 1998, net cash provided by financing activities was approximately $3.1 and $12.2 million, resulting primarily from stock issuances under our stock option and employee stock purchase plans.

Operating Activities. Net cash used in operating activities was approximately $47.3 million in 1998 and $17.9 million in 1997 and $6.6 million in 1996. The net cash used in operating activities in 1998 was primarily attributable to our net loss from operations of $49.1 million; a decrease in restructuring liabilities of $10.7 million, an increase in merchandise inventory of $4.8 million and a gain on sale of equity investment of $3.3 million. These uses were partially offset by depreciation and amortization expense of $6.1 million, an increase in accounts payable of $9.1 million, an increase in accrued expenses of $3.3 million and an increase in deferred revenue of $1.3 million.

Net cash used in operating activities in 1997 was primarily due to the operating loss $52.7 million; a decrease in accounts payable of $25.4 million, and decreases in liabilities for discontinued operations and restructuring liabilities of $7.6 and $11.2 million, respectively. These uses were partially offset by restructuring charges of $32.6 million, depreciation and amortization expense of $6.4 million and decreases in accounts receivable and merchandise inventory of $10.3 and $25.8 million, respectively. The restructuring charges and changes in accounts payable, inventory and accounts receivable relate primarily to the closing of Old Egghead's retail stores.

Net cash used in operating activities in 1996 was primarily due to our net loss of $39.3 million; a gain on sale of Old Egghead's Corporate, Government and Education Sales Division of $36.5 million, and a decrease in accounts payable and accrued expenses of $74.2 and $6.9 million, respectively. These uses of cash were partially offset by depreciation and amortization expense of $7.2 million; deferred income tax of $10.8 million; restructuring charges of $23.0 million; loss on sale of assets of $2.5 million; decreases in accounts receivable, inventory and prepaid and other expenses of $5.8, $29.0 and $2.6 million, respectively; and an increase in liabilities for discontinued operations of $67.1 million.

For the nine months ended September 30, 1999, net cash used in operating activities was approximately $35.9 million, which was primarily attributable to our net loss of $64.6 million partially offset by an increase in accounts payable of $13.7 million. Additionally, the uses were partially offset by elimination of the duplication of Old Egghead's fiscal 1999 fourth quarter loss of $12.8 million.

For the nine months ended September 30, 1998, net cash used in operating activities was approximately $32.1 million, which was primarily attributable to our net loss of $59.3 million, an increase in merchandise inventory of $11.3 million and a decrease in restructuring reserves of $8.6 million. These uses were partially offset by elimination of the duplication of Old Egghead's fiscal 1998 fourth quarter loss of $35.0 million.

Investing Activities. Net cash used in investing activities was approximately $23.5 million during 1998 and $4.3 million during 1997, and net cash provided by investing activities was approximately $41.1 million during 1996. Net cash used in investing activities during 1998 primarily reflects our net investment of excess cash in short term marketable securities, $20.7 million at December 31, 1998, and an investment of $13.2 million in property and equipment including fixtures and equipment for our new corporate headquarters and California warehouse, continued investment in hardware required for our web sites and related software and hardware, partially offset by net proceeds of $7.1 million from the sale of the former Old Egghead headquarters building and net proceeds of $3.3 million from the sale of our equity interest in Elekom Corporation. Net cash used in investing activities during 1997 primarily consisted of asset purchases of $4.4 million. Net cash provided by investing activities during 1996 was primarily attributable to the $45.0 million of net proceeds from the sale of the Corporate, Government and Educational Sales Division, partially offset by capital expenditures of $5.7 million.

For the nine months ended September 30, 1999, net cash used in investing activities was approximately $7.2 million, which primarily reflects capital expenditures related to upgrading the web site software platforms and related hardware, and leasehold improvements to the new distribution facility in Vancouver, Washington. For the comparable period in 1998, net cash used in investing activities was approximately $14.4 million, which primarily reflects net cash investment in short-term investments of $16.9 million and purchase of property and equipment of $4.6 million, partially offset by proceeds of $7.1 million from sale of equipment.

Cash, Cash Equivalents and Commitments

Cash and Cash Equivalents. As of September 30,1999, we had approximately $105.4 million of cash and cash equivalents and $20.3 million of short-term available-for-sale investments. We have credit lines totaling $10.0 million available for the financing of inventory. As of September 30, 1999, we had no borrowings outstanding under these lines of credit.

Commitments. As of September 30, 1999:

  Our principal commitments consisted of an obligation of approximately $7.1 million under operating leases for our corporate offices and obligations of approximately $1.2 million under additional operating leases. These amounts do not include obligations related to retail store leases which have been fully provided for.

  We have no material commitments for capital expenditures, but we anticipate purchasing approximately $2.3 million of property and equipment during the remainder of 1999, primarily for computer and office equipment.

  We have certain sponsorship agreements which allow us to appear as the sponsor on specific web sites. These agreements require future payments of up to approximately $10.3 million and incremental fees under certain circumstances based on the volume of traffic to our web site. These agreements expire at various times through December 2001. In addition, we have commitments for other advertising and promotional arrangements of approximately $14.9 million.

  We had $1.8 million of restricted cash which primarily represented collateral for the lease of our Vancouver, Washington office.

  During 1998, we funded our initial investment of $2.0 million in our joint venture with Softbank Corporation through an unsecured note payable to Softbank Corporation. The principal and accrued interest thereon is due upon the earlier of the closing date of an initial public offering of the joint venture or December 2002, with interest accruing at a fluctuating rate equal to the short-term prime rate of the Dai-ichi Kangyo Bank in Tokyo, Japan (1.4% as of September 30, 1999). This note has no right of offset against our investment in the joint venture.

Old Egghead offered credit to some of its business customers and we began offering credit to business customers on our site in the fourth quarter of 1999 and may require additional cash to support the anticipated growth in accounts receivable. We expect our operating expenses to remain high as we continue our marketing efforts, software development efforts, and continue to support the infrastructure required to grow our business. As a result, we expect to experience quarterly net losses through at least the year 2001, and thus we will need to finance our increased inventory, accounts receivable, capital expenditures and some portion of our operating expenses from our current cash and cash equivalents balance.

We believe that our current cash and cash equivalent balance will meet our anticipated cash needs for working capital expenditures for at least the next 12 months. We will likely seek alternative financing within the next 12 months, such as issuance of additional equity or convertible debt securities or obtaining further credit facilities, if market conditions make such alternatives financially attractive. The sale of additional equity or convertible debt securities could result in dilution in our stockholders' ownership interest. We cannot assure you that financing will be available to us in amounts or on terms acceptable to us.

Impact of the Year 2000 Issue

Background. The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year and problems processing the date February 29, 2000. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

We have completed assessment of all internal systems. Our assessment included information technology systems such as business systems, web site operations systems, infrastructure and support systems as well as non- information technology systems such as our security system, building and telephone equipment, and embedded microcontrollers. Our accounting system and internally developed systems are Year 2000 compliant. We have tested all systems to ensure that they will be available and operational. All testing and remediation efforts have been completed. We estimate our total costs for ensuring Year 2000 compliance for all internal systems to be minimal and have funded our Year 2000 plan from operating cash flows.

We have developed a comprehensive contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. We are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions and we make no guarantees with regards to these external forces and their impact on our operations. To date, we have not encountered any significant Year 2000 issues.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Because we do not use derivatives, the new standard is expected to have no material impact on our financial position or results of operations. SFAS No. 133 will be effective for fiscal 2001.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations.

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information in this report carefully. The risks described below are not the only ones we face. Additional risks that we are aware of or that we currently believe are immaterial may become important factors that affect our business. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

The expected benefits of the merger might not be realized.

The potential benefits that we expect to achieve as a result of the merger may be more difficult to achieve than expected, or may not be achievable at all. For example:

• We may be unable to derive or maintain an amount of revenue per visitor to our web sites that is similar to the amount Onsale previously derived from visitors to its web site;

• Our efforts to build a single, widely-recognized online brand may be more expensive than anticipated, or may be of limited utility in product areas outside of computer-related products;

• Anticipated cost reductions may not be achieved, or may be offset by unanticipated cost increases;

• Economies of scale may not be acheived--in particular, our purchasing power leverage with vendors may not increase as a result of the merger;

• The customer bases of the prior Onsale and Old Egghead companies may overlap more than anticipated, resulting in a smaller-than-expected customer base for the combined company; and

• Visitor traffic on our web sites may not be as high as we anticipate due to several factors, including consolidation of operations, customer overlap and brand consolidation, and may not increase in the future.

The integration of our two companies may be difficult.

Although the merger of Onsale and Old Egghead was consummated in November 1999, the process of integrating the two companies into a single company is an ongoing process. Merging our two companies involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt our business if not completed in a timely and efficient manner. We will utilize common information and communication systems, facilities, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including:

• Combining operational systems, such as product fulfillment and customer service, may be more difficult than we anticipate;

• We may lose key employees that we do not anticipate losing, and the attention of our management team may be diverted from other ongoing business concerns more than we anticipate; and

• Our business cultures may be more difficult to integrate than we anticipate.

We expect to incur net losses for the foreseeable future.

Based on restated historical financial statements, we incurred net losses in 1997 and 1998. As of September 30, 1999, we had a combined net accumulated deficit of approximately $178.2 million. We expect to experience substantial quarterly net losses for the foreseeable future, due primarily to the following factors:

• competitive pricing pressures, which we expect to continue to negatively affect gross margins;

• we expect to spend significant amounts on operating expenses, in particular marketing expenses; and

• we expect spend a substantial amount on our infrastructure.

We may seek additional financing and may not be able to secure it.

We expect to raise additional funds within the next 12 months. Additional financing may not be available on terms favorable to us, or may not be available to us at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest, and these securities may have rights senior to the rights of common stockholders.

Due to competitive pressures and our efforts to expand and maintain market share, our profit margins may remain low for the foreseeable future.

Some of our competitors sell products that are commonly available from major distributors at or near their purchase price. This may cause us to reduce our selling prices on the same or similar goods, which would reduce profit margins.

We plan to make aggressive efforts to expand and maintain our market share, and our profit margins may continue to be negatively affected as a result. We may attempt to expand our market share for auctioned goods by increasing the quantity of products available for bid at any one time, which tends to decrease revenues per unit. We may also use promotional pricing and enhanced customer service to increase our market share for current version sales. One of the effects of these strategies may be low margins, and we may not be successful in increasing or maintaining our market share in either or both lines of business. Even if we are successful in increasing our market share, continued competition and customer expectations may make it difficult to improve profit margins in the future. Accordingly, our profits and stock price may be harmed.

Our operating results may fluctuate significantly and may be difficult to predict.

The operating results of Onsale and Egghead prior to the merger fluctuated, and we expect our operating results to fluctuate in the future due to a number of factors, many of which are outside our control. These factors include:

• pricing competition;

• the availability and pricing of merchandise from vendors;

• our ability to manage our inventory mix and the mix of products offered for auction, and take other actions required to maintain customer satisfaction;

• the degree to which our sales of new, current-version merchandise at attractive prices reduces sales of similar products on our auction site;

• seasonal fluctuations in buying patterns of new and reconditioned merchandise and in the availability of reconditioned merchandise;

• the level of traffic at our web site, and our ability to attract new customers and to retain existing customers;

• the announcement or introduction of new types of merchandise, service offerings or customer services by us or our competitors;

• the timing, cost and availability of web advertising;

• the amount and timing of costs relating to expansion of our operations;

• interruptions to or increases in the costs associated with the normal flow of our business operations, including the occurrence of technical or communications failures or stoppages by common carriers such as United Parcel Service; and

• governmental regulation and taxation policies.

Due to these factors, factors discussed elsewhere in this document, or unforeseen factors, in some future quarter our operating results may not meet the expectations of securities analysts and investors, and in this event the trading price of our common stock may decline.

We operate in an extremely competitive market and we could lose revenue and customers to our competitors.

Existing competitors. The electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers. Some current competitors include:

• Companies with online commerce sites such as Amazon.com, Inc., Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc. and Dell Computer Corporation; and

• Companies offering certain types of Internet auctions, such as uBid, Inc., Internet Shopping Network, Inc. (the FirstAuction site) and Micro Warehouse, Inc.

This is not an exhaustive list of current competitors, and you should refer to the annual reports of Onsale and Old Egghead previously filed with the Securities and Exchange Commission for a list of additional competitors.

New competitors. It is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost. Competition in online commerce will likely increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products and consumer goods directly to consumers through the Internet enter this market segment. Increased competition may result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs or loss of market share, or any combination of these problems.

New competitors may emerge and rapidly acquire market share in several ways, including through mergers or by alliances among competitors and vendors. For example, Dell Computer Corporation and Amazon.com, Inc. have agreed to provide links from their web sites to new web pages that advertise their respective products. Through such alliances, competitors may also obtain exclusive or semi-exclusive sources of merchandise. In addition, manufacturers may elect to liquidate their products directly over the Internet. Companies that primarily conduct online person-to-person auctions, such as eBay Inc., may develop into direct competitors in the future.

We may not be successful in competing against competitors. Many of these competitors have greater financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to secure merchandise from suppliers on more favorable terms than us, and they may be able to respond more quickly to changes in customer preference or to devote greater resources to the development, promotion and sale of their merchandise than we can. If competition increases and our branding efforts are not successful, we may not be able to command higher margins on the products we sell, or we may lose revenue and customers to our competitors.

If we cannot continue to build strong brand loyalty, our business will be harmed.

We believe that development and awareness of the Egghead.com brand is critical to our success in attracting customers. Furthermore, we believe that brand loyalty will become increasingly important as low barriers to entry encourage the proliferation of web sites. If we are unsuccessful in continuing to build strong brand loyalty, our business will be harmed.

In order to attract and retain consumers and advertisers, and to promote and maintain the Egghead.com brand in response to competitive pressures, we intend to increase our online and offline marketing and advertising. We believe that advertising rates generally, and the cost of online advertising campaigns in particular, could increase substantially in the future. Despite our efforts, consumers or advertisers may not perceive our web site or the Egghead.com brand as superior to the web sites or brands of our competitors.

We have a limited operating history as an online commerce company, which makes our business difficult to evaluate.

We had limited operating histories as an online commerce company. We were incorporated in 1994 and did not generate any revenues until July 1995. Old Egghead was incorporated in 1984 but changed its business model from a chain of retail stores to an online commerce web site beginning in February 1998. Our prospects will therefore be subject to the risks, expenses and uncertainties frequently encountered by young companies that operate in the new and rapidly evolving markets for Internet products and services. These risks include:

• evolving and unpredictable business models;

• intense competition;

• our need and ability to manage growth; and

• the rapid evolution of technology in electronic commerce.

Our business may face increased government regulation.

Auctioneering and other laws. Several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to Internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

Consumer protection laws. We could be subject to regulation under consumer protection laws in various states. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations.

Tax laws. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

New Internet laws. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise harm our business.

We may have to qualify to do business in other jurisdictions. Because our service is available over the Internet in multiple states and foreign countries, and we sell to consumers resident in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states and foreign countries. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

We face risks associated with purchasing and carrying our own inventory.

We purchase inventory from vendors. Risks of carrying inventory include:

• potential declines in the market value of the goods that we purchase;

• difficulties managing customer returns and credits associated with merchandise to be returned to vendors;

• shrinkage resulting from theft, loss or inaccurate inventory recording; and

• unpredictable sale prices due to the nature of our auction process.

If we manage our inventory poorly, we may be forced to sell our inventory at a discount or loss.

We rely on merchandise vendors for supply, shipping and quality of products.

Supply. We rely on vendors to supply us with merchandise. In the quarter ended September 30, 1999, purchases from Tech Data and Ingram Micro Inc., distributors of computers and related products, accounted for approximately 39% and 11%, respectively, of our aggregate merchandise purchases. We have no long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively. We cannot assure you that our current vendors will continue to supply merchandise or that we will be able to establish new vendor relationships that will ensure that merchandise will be available.

Customer service--shipping and quality of products (returns). We rely on some of our vendors to ship merchandise directly to customers. Consequently, we have limited control over the goods shipped by these vendors, and shipments of goods may be subject to delays and shipment errors. In addition, we may accept returns from customers for which we will not receive reimbursements from manufacturers or vendors. If the quality of service provided by such vendors falls below a satisfactory standard or if our level of returns exceeds expectations, this could harm our business.

We rely on other third parties in conducting our operations.

In conducting our operations, we depend on several other third parties, including the following:

• Fulfillment. Third parties fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;

• Operating software. Our internally-developed auction software depends on operating systems and database and server software that have been developed, produced by and licensed from third parties;

• Payment processing. We rely on one or two processors of credit card transactions. If computer system failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and

• Shipping. We use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods.

We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.

Our online commerce systems are vulnerable to interruption.

Customer access to our web site will directly affect the volume of orders and thus affects our revenues. System interruptions may make our web site unavailable or prevent us from fulfilling orders efficiently, reducing the volume of goods we sell and the attractiveness of our products and services. We may need to add hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume. We maintain substantially all of our computer and communications hardware at two facilities, in Menlo Park, California and Vancouver, Washington. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, network break-ins, earthquake and similar events. Our backup systems and disaster recovery plan may not be adequate, and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption. Computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptions could cause system interruptions, delays and loss of critical data, and could prevent us from providing services and accepting and fulfilling customer orders.

We depend on continued improvements in the Internet infrastructure and in our own systems.

Growth of the Internet generally. Our success depends in large part on the development of the Internet infrastructure and related enabling technologies, performance improvements and security measures for providing reliable Internet access and services. The Internet could suffer from performance problems or outages due to continued growth in Internet users and their bandwidth requirements, which could lead to decreased usage or growth in usage of our web site. Also, our ability to increase the speed with which we provide services to consumers and to increase the scope of such services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire Internet.

Growth of our own systems in particular. Our revenues depend upon the number of visitors who use our web site and the volume of orders we fulfill through our web sites. We use an internally developed system for our web site and several aspects of transaction processing, including billing, shipping and tracking. We may be required to add additional hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume through our transaction-processing systems. Any failure to do so may cause unanticipated systems disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

If we are unable to manage our growth, our business could be harmed.

We expect to continue to expand our operations, and in order to manage our growth, we face many challenges, including:

• improving existing and implementing new operational, financial and inventory systems, procedures and controls;

• integrating new key managerial and technical employees into our existing management team;

• training, motivating and managing a growing employee base;

• managing relationships with third parties;

• managing risks associated with accounts receivable expansion and collection; and

• meeting our growing needs for working capital.

We depend on key employees.

Our future performance depends upon contributions from members of our senior management and other key personnel. Most of our key personnel will not have long-term employment agreements, and we will likely not maintain any key person life insurance. Competition for attracting and retaining personnel in our industry is intense, especially in the San Francisco Bay area where our headquarters and one of our operating sites is located, and we may fail to attract and retain the personnel we will need to succeed in the future. If one or more of our key personnel leaves us or joins a competitor, our business could be harmed.

We may be unable to protect our intellectual property.

Generally, our performance and ability to compete are dependent to an important degree on our ability to protect and enforce our intellectual property rights, which include the following:

• our proprietary technology;

• our registered U.S. trademarks and our other trademarks and service marks; and

• our domain names, each of which relates to our brand.

We rely on a combination of patent, trademark, copyright and trade secret laws, regulations governing domain names, confidentiality agreements and technical measures to establish and protect our proprietary rights. We may not be able to protect our proprietary rights, and our inability or failure to do so could result in lost or forgone licensing revenues, dilution of the Egghead.com brand and other loss of competitive and commercial advantages that we hold. Additionally, we may choose to litigate to protect our intellectual property rights, which could result in a significant cost of resources and money to us. We may not be successful in any litigation that we undertake.

We could face litigation risks.

Intellectual property rights. Our business activities may infringe upon the proprietary rights of others, and we have in the past received, and may in the future receive, notices from third parties claiming infringement by our software or other aspects of our business. Any of these claims, with or without merit, could result in significant litigation costs and diversion of resources and management attention, and could require us to enter into royalty and licensing agreements (which may not be available on terms acceptable to us or at all). Successful litigation could result in invalidation of our proprietary rights or significant liability for damages, which could harm our business.

Product liability and consumer protection. Our sale of products through our web sites could subject us to product liability claims or consumer protection regulation, and states and other jurisdictions other than California and Washington may interpret their product liability or consumer protection laws to apply to Internet commerce providers such as us that enter into transactions with their residents. While we carry liability insurance, this may not be adequate to compensate for substantial claims, and these claims could have a harmful effect on our business.

Liability for information transmitted over our online services. The law relating to the liability of online services companies for information carried on or disseminated through our services is currently unsettled. Claims could be made against us under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through our services. Several private lawsuits seeking to impose such liability on other online services companies are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The potential imposition of liability on online services companies for information carried on or disseminated through their services could require us to alter our service offerings.

We expect our stock price to be volatile.

The market price of the shares of the common stock of the prior Onsale and Egghead companies was, and we expect the market price of the shares of our common stock to be, subject to wide fluctuations in response to several factors, such as:

• actual or anticipated variations in our results of operations;

• announcements of technological innovations;

• new sales formats, services or product introductions by us or our competitors;

• developments with respect to patents, copyrights or proprietary rights;

• changes in financial estimates by securities analysts; and

• conditions and trends in the Internet and electronic commerce industries.

The stock markets generally, and the NASDAQ National Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of the common stock of the combined company. In the past, stockholders have instituted securities class action litigation against several companies following periods of volatility in the market price of their securities. Such litigation, if instituted against us, could result in diversion of our management's attention and resources and substantial financial costs.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Our exposure to market risk, for changes in interest rates, relates primarily to our investment portfolio and long term debt. We do not use derivative financial instruments in our investment portfolio. We consider investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, and type of investment. All of our cash equivalents and short-term investments, consisting principally of commercial paper, debt securities and governmental securities, are classified as available- for-sale as of September 30, 1999. We do not expect any material loss with respect to our investment portfolio.

The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for our investment portfolio.

(In thousands, except interest rates)

                                        2000        1999
                                      ---------   ---------
Cash Equivalents                         $  --    $105,441
    Fixed Interest Rate                     --         5.5%

Investments                            $17,740      $2,569
    Fixed Interest Rate                    6.1%        6.0%

We also have market risk related to our long-term debt obligation, which matures in 2002. The principal amount of this obligation is $2.0 million and has a variable rate of interest which is equal to the prime rate of the Dai-ichi Kangyo Bank in Tokyo, Japan. At September 30, 1999, this prime rate was 1.4%.